SCHEDULE A

Transactions in the Securities of the Issuer in the Last 60 Days

JASON H. KARP

Date	Buy/Sell	Number of Shares	Price per Share
6/25/2025	Buy	5,000	1.1399
6/26/2025	Buy	5,000	1.1693
6/26/2025	Buy	5,000	1.1699
6/27/2025	Buy	10,000	1.1399
6/27/2025	Buy	10,000	1.1399
6/27/2025	Buy	10,000	1.1595
6/27/2025	Buy	10,000	1.16
6/30/2025	Buy	10,000	1.1497
6/30/2025	Buy	6,201	1.1499
6/30/2025	Buy	3,799	1.1598

ROSS BERMAN

Date	Buy/Sell	Number of Shares	Price per Share*	Price Range**
5/15/2025	Buy	1000	$1.15	$1.14-$1.15
5/16/2025	Buy	4,100	$1.16	$1.13-$1.17
5/19/2025	Buy	900	$1.11	All shares bought at $1.11
5/27/2025	Sell	11,000	$1.39	$1.36-$1.41
5/30/2025	Sell	4000	$1.38	$1.37-$1.38
6/20/2025	Buy	2,000	$1.05	All shares bought at $1.05
6/23/2025	Buy	5000	$1.08	$1.07-$1.09
6/24/2025	Buy	1,900	$1.10	$1.08-$1.14
6/25/2025	Buy	500	$1.15	$1.14-$1.15
7/1/2025	Buy	600	$1.18	All shares bought at $1.18

* Price per share reported is a weighted average price. The Reporting Persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in the “Price Range” column.

** The shares were sold in multiple transactions at prices within the price range indicated (unless otherwise indicated).